Exhibit 99.1

RF Monolithics Regains Compliance with Nasdaq Listing Requirements

DALLAS--(BUSINESS WIRE)--March 1, 2012--RF Monolithics, Inc. (NASDAQ: RFMI) (“RFM” or “the Company”), a leader in machine-to-machine (M2M) wireless communications, announced today that on February 29, 2012, the Company received a letter from The Nasdaq Stock Market ("Nasdaq") confirming that it has regained compliance with the $1.00 minimum closing bid price requirement for continued listing on The Nasdaq Capital Market under Listing Rule 5550(a)(2). Pursuant to Nasdaq's rules, the Company’s common stock was required to achieve a closing bid price of $1.00 per share or greater for 10 consecutive business days which occurred on February 28, 2012. The Company’s shares will continue to be traded on The Nasdaq Capital Market under the symbol RFMI, and the matter is now considered closed.

Buddy Barnes, Chief Financial Officer of RFM, commented, “We are pleased to have regained compliance with the Nasdaq’s continued listing requirements. We have shown recent improvements at RFM, including renewal of our bank working capital facility which was extended for two years with improved terms and a reduced interest rate floor. Additionally, we renewed and extended our mortgage facility for 10 years at a lower interest rate. As previously stated, we continue to develop new products and increase sales opportunities in anticipation of growing the business in fiscal 2012.”

About RFM

RF Monolithics, Inc., headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications—from individual standard and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RF Monolithics, Inc., please visit the Company’s website at http://www.RFM.com.

Forward-Looking Statements

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe”, “expect”, “plan”, “anticipate”, “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, and future financial and operating results. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to economic conditions as related to our customer base, collection of receivables from customers who may be affected by economic conditions, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, changes in our level of sales or profitability, manufacturing and sourcing risks, availability of materials, cost of components for our products, product defects and returns, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2011. We do not assume any obligation to update any information contained in this release.

CONTACT:
RF Monolithics, Inc.
Buddy Barnes, 972-448-3789
Chief Financial Officer
bbarnes@rfm.com